Morgan Stanley Managed Futures
Kaiser I, LLC

      Interim Financial Statements
   For the Three Months Ended
   March 31, 2009 and 2008(Unaudited)













THE ENCLOSED TRADING COMPANY FINANCIAL STATEMENTS AND
FOOTNOTE DISCLOSURE ARE PRESENTED PURSUANT TO REGULATION
S-X.












       <table>
Morgan Stanley Managed Futures Kaiser I, LLC
Statements of Financial Condition (Unaudited)
	   March 31,	        December 31,
                           2009      	         2008
	  $	        $
ASSETS

Trading Equity:
    Unrestricted cash	 35,499,199	  42,382,976
    Restricted cash	      1,215,378	           198,311

         Total cash	   36,714,577	     42,581,287

   Net unrealized gain (loss) on open contracts (Newedge)	             (26,683)                           26,936

  	   Total Trading Equity	36,687,894	42,608,223

Interest receivable 	                 299	            ?

	   Total Assets	     36,688,193	      42,608,223

LIABILITIES AND MEMBERS? CAPITAL

LIABILITIES
Withdrawals payable                                                                               199,951     	    3,572,037
Accrued management fees                               62,571	                            69,280
Accrued administrative fees 	          10,950                            12,124
Accrued incentive fees	             8,230	       254,693
Interest payable	             ?				 	 632

	   Total Liabilities	        281,702	       3,908,766

MEMBERS? CAPITAL
Non-Managing Members	  36,406,491	   38,699,457

       Total Members? Capital	  36,406,491	   38,699,457

       Total Liabilities and Members? Capital	       36,688,193	   42,608,223











The accompanying notes are an integral part of these financial statements.


       <table>
Morgan Stanley Managed Futures Kaiser I, LLC
Statements of Operations (Unaudited)
                                                                                               For the Quarters Ended March 31,

		                  2009                               2008
                                           $		                    $

INVESTMENT INCOME
	Interest income 		          3,306			         38,690

EXPENSES
	Management fees	      	    194,208	37,838
	Administrative fees		           33,986	            6,622
	Brokerage, clearing and transaction fees 		12,951 	   6,451
	Incentive fees		     8,230	           69,118

	     Total Expenses		   249,375	       120,029

NET INVESTMENT LOSS	       	        (246,069)	        (81,339)

TRADING RESULTS
Trading profit (loss):
	Realized			(262,295) 	375,463
	Net change in unrealized		         (53,619)	           21,034

        Total Trading Results		       (315,914)	         396,497

NET INCOME (LOSS) 	        (561,983)	         315,158


NET INCOME (LOSS) ALLOCATION
Managing Member	                                  	                    ?                                     68,260
Non-Managing Member	s                                                     	      (561,983)		       246,898













The accompanying notes are an integral part of these financial statements.




       <table>
Morgan Stanley Managed Futures Kaiser I, LLC
Statements of Changes in Members? Capital
For the Quarters Ended March 31, 2009 and 2008 (Unaudited)



	        Managing	      Non-Managing
	       Member       	     Members  	    Total
                                      $                                  $                            $
Members? Capital,
	December 31, 2007	             2,764,664	4,240,351	    7,005,015

Capital Contributions                                               ?    		3,209,995		    3,209,995

Net Income	         68,260	       246,898	       315,158

Capital Withdrawals                                 	        (2,832,924) 	                           ?                   (2,832,924)

Members? Capital,
   March 31, 2008                         ?                           7,697,244             7,697,244




Members? Capital,
	December 31, 2008                                               ?	                         38,699,457            38,699,457

Capital Contributions                                                ?    		2,057,785	          2,057,785

Net Loss	                                                             ?	(561,983)	     (561,983)

Capital Withdrawals                                 	               ?  	    	          (3,788,768)	           (3,788,768)

Members? Capital,
   March 31, 2009                                   ?  	                36,406,491 	           36,406,491












The accompanying notes are an integral part of these financial statements.


       <table>
Morgan Stanley Managed Futures Kaiser I, LLC
Statements of Cash Flows (Unaudited)
	      For the Quarters Ended March 31,

	        2009     	        2008
	  $	  $

CASH FLOWS FROM OPERATING ACTIVITIES

Net income (loss)                                                                                (561,983)		      315,158
Noncash item included in net income (loss):
	Net change in unrealized                                                                  53,619                         (21,034)

(Increase) decrease in operating assets:
	Restricted cash	                              (1,017,067)                      (182,224)
	Interest receivable (MS&Co.)	    (299)	  	   6,666

Increase (decrease) in operating liabilities:
	Accrued management fees	                                                               (6,709)	                   1,006
	Accrued administrative fees 	                                                             (1,174)	      	               176
	Accrued incentive fees 	                                                                  (246,463)	                 25,048
     Interest payable	              (632)                           ?

Net cash provided by (used for) operating activities	                       (1,780,708)	               144,796


CASH FLOWS FROM FINANCING ACTIVITIES

Capital contributions 	                                                                    2,057,785                    3,209,995
Capital withdrawals	                                                                          (7,160,854)	    (2,875,000)

Net cash provided by (used for) financing activities	                        (5,103,069)	                  334,995

Net increase (decrease) in unrestricted cash	                    (6,883,777)	                  479,791

Unrestricted cash at beginning of period	                                        42,382,976	     7,271,650

Unrestricted cash at end of period   	                                             35,499,199	                   7,751,441












The accompanying notes are an integral part of these financial statements.

       <table>
Morgan Stanley Managed Futures Kaiser I, LLC
Condensed Schedules of Investments
March 31, 2009 and December 31, 2008 (Unaudited)


Futures and Forward Contracts
       Long
  Unrealized
  Gain/(Loss)

Percentage of
  Members? Capital
    Short
Unrealized
   Gain/(Loss)

 Percentage of
Members? Capital
    Net
Unrealized
Gain/(Loss)

$
%
   $
    %
$

March 31, 2009, Members? Capital: $36,406,491



Commodity
       4,450
        0.01
       2,000
           0.01
 6,450
Equity
    (27,626)
       (0.08)
    (33,285)
          (0.09)
(60,911)
Foreign currency
      (1,658)
           ?
    (26,730)
          (0.08)
(28,388)
Interest rate
       54,627
        0.15
      21,565
       0.06
   76,192






     Grand Total:
       29,793
        0.08
    (36,450)
         (0.10)
       (6,657)

     Unrealized Currency Loss




         (0.06)

   (20,026)

     Total Net Unrealized Loss on Open Contracts



    (26,683)

December 31, 2008, Members? Capital: $38,699,457



Foreign currency
         (512)
           ?
      (2,955)
           (0.01)
 (3,467)
Interest rate
       70,606
        0.18
         ?
         ?
   70,606






     Grand Total:
       70,094
        0.18
       (2,955)
           (0.01)
      67,139

     Unrealized Currency Loss




           (0.10)

   (40,203)

     Total Net Unrealized Gain on Open Contracts





    26,936












The accompanying notes are an integral part of these financial statements.






       Morgan Stanley Managed Futures Kaiser I, LLC
Notes to Financial Statements
March 31, 2009 (Unaudited)

1.  Summary of Significant Accounting Policies

The unaudited financial statements contained herein include, in the opinion of management, all adjustments necessary for a fair presentation of the results of operations and financial condition of Morgan Stanley Managed Futures Kaiser I, LLC (?Kaiser I, LLC? or the ?Trading Company?). The financial statements and condensed notes herein should be read in conjunction with the Trading Company?s December 31, 2008 Annual Report.

Organization ? Kaiser I, LLC was formed on April 4, 2007, as a Delaware limited liability company under the Delaware Limited Liability Company Act (the ?Act?), to facilitate investments by Morgan Stanley managed futures funds. The Trading Company commenced operations on August 1, 2007. Demeter Management Corporation (?Demeter?) is the trading manager of the Trading Company. Demeter has retained Kaiser Trading Group Pty Ltd. (?Kaiser? or the ?Trading Advisor?) to engage in the speculative trading of domestic and foreign futures contracts, forward contracts, foreign exchange commitments, options on physical commodities and on futures contracts, spot (cash) commodities and currencies, exchange of futures contracts for physicals transactions and futures contracts transactions, and any rights pertaining thereto (collectively, ?Futures Interests?) (refer to
Note 4) on behalf of the Trading Company. Each member (each investor in the Trading Company, a ?Member?) invests its assets in the Trading Company, which allocates substantially all of its assets in the trading program of Kaiser, an unaffiliated Trading Advisor to make investment decisions for the Trading Company. As of March 31, 2009, Morgan Stanley Managed Futures LV, L.P. (a Delaware limited partnership), Morgan Stanley Managed Futures MV, L.P. (a Delaware limited partnership), and Morgan Stanley Strategic Alternatives, L.P. (?SAFLP?) (a Delaware limited partnership) were the Members of the Trading Company.

   Prior to December 31, 2007, the commodity brokers for the Trading Company were Morgan Stanley & Co. Incorporated (?MS&Co.?) and Morgan Stanley & Co. International plc (?MSIP?). MS&Co. also acted as the counterparty on all trading of the foreign currency forward contracts. Morgan Stanley Capital Group Inc. (?MSCG?) acted as the counterparty on all trading of the options on foreign currency forward contracts. MS&Co. and its affiliates acted as the custodians of the Trading Company?s assets. Demeter, MS&Co., MSIP, and MSCG are wholly-owned subsidiaries of Morgan Stanley.






       Morgan Stanley Managed Futures Kaiser I, LLC
Notes to Financial Statements (continued)

1.  Summary of Significant Accounting Policies (cont?d)

Organization (cont?d) ? Effective January 2, 2008, the Trading Company commenced using Newedge Financial Inc. (?Newedge?) as its primary commodity broker with respect to the assets traded by the Trading Company on behalf of the Members by Kaiser. Newedge also acts as the counterparty on all trading of foreign currency forward contracts, including options on such contracts. The Trading Company continues to maintain an account with MS&Co., where the Trading Company?s excess cash assets are held. The Trading Company maintains separate clearing accounts with Newedge where the Trading Company?s futures, options and foreign currency forward contracts and margin funds related thereto are held.

Use of Estimates ? The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (?GAAP?), which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

Revenue Recognition ? Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at fair value, generally on a daily basis, and the unrealized gains and losses on open contracts (the difference between contract trade price and market price) are reported in the Statements of Financial Condition as net unrealized gains or losses on open contracts. The resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. The fair value of exchange-traded futures, options and forwards contracts is determined by the various futures exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period. The fair value of foreign currency forward contracts is extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) of the last business day of the reporting period. The fair value of non-exchange-traded foreign currency option contracts is calculated by applying an industry standard model application for options valuation of foreign currency options, using as input, the spot prices, interest rates, and option implied volatilities quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period. Monthly, Newedge credits the Trading Company with interest income on 100% of its average daily funds held at Newedge. Assets deposited with Newedge as margin will be credited with interest income at a rate approximately equivalent to what Newedge pays or charges other customers on such assets deposited


       Morgan Stanley Managed Futures Kaiser I, LLC
Notes to Financial Statements (continued)

1.  Summary of Significant Accounting Policies (cont?d)

Revenue Recognition (cont?d) ? as margin. Assets not deposited as margin with Newedge will be credited with interest income at the rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate less 0.15% during such month but in no event less than zero. For purposes of such interest payments, Net Assets do not include monies owed to the Trading Company on Futures Interests.

   The Trading Company?s functional currency is the U.S. dollar; however, the Trading Company may transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

Members? Capital - The Members? Capital of the Trading Company is equal to the total assets of the Trading Company (including, but not limited to, all cash and cash equivalents, accrued interest and amortization of original issue discount, and the fair value of all open Futures Interests contract positions and other assets) less all liabilities of the Trading Company (including, but not limited to, management fees, incentive fees, and extraordinary expenses), determined in accordance with GAAP.

Trading Equity ? The Trading Company?s asset ?Trading Equity,? reflected on the Statements of Financial Condition, consists of
(a) cash on deposit with Newedge, to be used as margin for trading; (b) net unrealized gains or losses on futures and forward contracts, which are valued at fair value and calculated as the difference between original contract value and fair value; and, if any, (c) options purchased at fair value. Options written at fair value are recorded in ?Liabilities?.

   The Trading Company, in its normal course of business, enters into various contracts with Newedge acting as its commodity broker. Pursuant to the brokerage agreement with Newedge, to the extent that such trading results in unrealized gains or losses, these amounts are offset and reported on a net basis on the Trading Company?s Statements of Financial Condition.

   The Trading Company has offset its fair value amounts recognized for forward contracts executed with the same counterparty as allowable under the terms of their master netting agreement with Newedge, as the counterparty on such contracts.
The Trading Company has consistently applied its right to offset.


       Morgan Stanley Managed Futures Kaiser I, LLC
Notes to Financial Statements (continued)

1. Summary of Significant Accounting Policies (cont?d)

Restricted and Unrestricted Cash ? The Trading Company?s cash is on deposit with Newedge in futures interests trading accounts to meet margin requirements as needed. As reflected on the Trading Company?s Statements of Financial Condition, restricted cash equals the cash portion of assets on deposit to meet margin requirements plus the cash required to offset unrealized losses on foreign currency forwards and options contracts and offset losses on offset London Metal Exchange positions. All of these amounts are maintained separately. Cash that is not classified as restricted cash is therefore classified as unrestricted cash.

Brokerage, Clearing and Transaction Fees ? The Trading Company accrues and pays brokerage, clearing and transaction fees to Newedge. Brokerage fees and transaction costs are paid as they are incurred on a half-turn basis at 100% of the rates Newedge charges retail commodity customers and parties that are not clearinghouse members. In addition, the Trading Company pays transactional and clearing fees as they are incurred.

Administrative Fee ? The Trading Company accrues and pays MS&Co. a monthly fee to cover all administrative and operating expenses (the ?Administrative Fee?). The monthly Administrative Fee is equal to 1/12 of 0.35% (a 0.35% annual rate) of the beginning of the month Members? Capital of the Trading Company.

Capital Contributions ? Capital contributions by the Members may be made monthly pending Demeter?s approval. Such capital contributions will increase each Member?s pro rata share of the Trading Company?s Members? Capital.

   Demeter initially invested capital directly in the Trading Company. As of March 31, 2008, Demeter redeemed all seed capital investments in the Trading Company. All seed capital investments by Demeter in the Trading Company participated on the same terms as the investments made by the Members in the Trading Company.

Capital Withdrawals ? Each Member may withdraw all or a portion of its capital as of the last business day of the month. The request for withdrawal must be received in writing by Demeter at least three business days prior to the end of such month. Such capital withdrawals will decrease each Member?s pro rata share of the Trading Company?s Members? Capital. Demeter may require the withdrawal of a capital account under certain circumstances, as defined in the operating agreement.





       Morgan Stanley Managed Futures Kaiser I, LLC
Notes to Financial Statements (continued)

1. Summary of Significant Accounting Policies (cont?d)

Distributions ? Distributions, other than capital withdrawals, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Trading Company?s profits.

Income Taxes ? No provision for income taxes has been made in the accompanying financial statements, as Members are individually responsible for reporting income or loss based upon their pro rata share of the Trading Company?s revenue and expenses for income tax purposes. The Trading Company files U.S. federal and state tax returns.

   Financial Accounting Standards Board ("the FASB") Interpretation No. 48 "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 ("FIN 48"), clarifies the accounting for uncertainty in income taxes recognized in a Trading Company?s financial statements, and prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken. The adoption of FIN 48 does not have a material impact on the Trading Company?s financial statements. The 2007 and 2008 tax years remain subject to examination by U.S. federal and most state tax authorities.

Dissolution of the Trading Company ? The Trading Company shall be dissolved upon the first of the following events to occur:

    (1)	The sole determination of Demeter; or
    (2)	The written consent of the Members holding not less
than a majority interest in capital with or without
cause; or
(3)	The occurrence of any other event that causes the
dissolution of the limited liability company under the Act.












       Morgan Stanley Managed Futures Kaiser I, LLC
Notes to Financial Statements (continued)

1. Summary of Significant Accounting Policies (cont?d)

New Accounting Developments - In April 2009, the FASB issued FASB Staff Position (?FSP?) FAS No. 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (?FSP FAS No. 157-4?). FSP FAS No. 157-4 provides additional guidance for determining fair value and requires new disclosures regarding the categories of fair value instruments, as well as the inputs and valuation techniques utilized to determine fair value and any changes to the inputs and valuation techniques during the period. FSP FAS No. 157-4 is effective for interim and annual periods ending after June 15, 2009. The Trading Company is currently evaluating the impact of the adoption of FSP FAS No. 157-4.

In April 2009, the FASB issued FSP FAS No. 107-1 and Accounting Principals Board (?APB?) No. 28-1, Interim Disclosures About Fair Value of Financial Instruments (?FSP FAS No. 107-1? and ?APB No. 28-1?). The staff position requires fair value disclosures of financial instruments on a quarterly basis, as well as new disclosures regarding the methodology and significant assumptions underlying the fair value measures and any changes to the methodology and assumptions during the reporting period. FSP FAS No. 107-1 and APB No. 28-1 is effective for interim and annual periods ending after June 15, 2009. The Trading Company are currently evaluating the impact of the adoption of FSP FAS No. 107-1 and APB No. 28-1.


2. Trading Advisor

    Demeter retains Kaiser to make all trading decisions for the Trading Company.

    Fees paid to Kaiser by the Trading Company consist of a management fee and an incentive fee as follows:

Management Fee ? The Trading Company accrues and pays Kaiser a monthly management fee based on a percentage of Members? Capital as described in the advisory agreement among the Trading Company, Demeter, and Kaiser.









       Morgan Stanley Managed Futures Kaiser I, LLC
Notes to Financial Statements (continued)

2. Trading Advisor (cont?d)

Incentive Fee ? The Trading Company pays Kaiser a quarterly incentive fee equal to 20% of the New Trading Profits earned by each Member. Such fee is accrued on a monthly basis, but is not payable until the end of each calendar quarter.

   New Trading Profits represent the amount by which profits from Futures Interests trading exceed losses after management fees, brokerage fees and transaction costs, and administrative fees are deducted. When Kaiser experiences losses with respect to the Members? Capital as of the end of a calendar quarter, Kaiser must recover such losses before it is eligible for an incentive fee in the future. Losses are reduced for capital withdrawn from the Trading Company.

   Prior to April 1, 2008, SAFLP allocated substantially all of its assets to Morgan Stanley Strategic Alternatives, L.L.C. and paid each Trading Advisor an incentive fee equal to 20% of the New Trading Profit generated by such Trading Advisor as of the end of each calendar month. Beginning April 1, 2008, SAFLP invested a portion of its assets into the Trading Company and any loss carryforward for the Trading Advisor at March 31, 2008, was carried through and adjusted to the Trading Company.


3. Financial Instruments

     The Trading Company trades Futures Interests. Futures and forwards represent contracts for delayed delivery of an instrument at a specified date and price. Risk arises from changes in the value of these contracts and the potential inability of counterparties to perform under the terms of the contracts. There are numerous factors which may significantly influence the fair value of these contracts, including interest rate volatility.

     The fair value of exchange-traded contracts is based on the settlement price quoted by the exchange on the day with respect to which fair value is being determined. If an exchange-traded contract could not have been liquidated on such day due to the operation of daily limits or other rules of the exchange, the settlement price shall be the settlement price on the first subsequent day on which the contract could be liquidated. The fair value of off-exchange-traded contracts is based on the fair value quoted by the counterparty.

   The exchange-traded contracts are accounted for on a trade-date basis and fair-valued on a daily basis. The off-exchange-traded contracts are fair valued monthly.


       Morgan Stanley Managed Futures Kaiser I, LLC
Notes to Financial Statements (continued)

3. Financial Instruments (cont?d)

   The Trading Company accounts for its derivative investments in accordance with the provisions of SFAS No. 133, ?Accounting for Derivative Instruments and Hedging Activities? (?SFAS No. 133?). SFAS No. 133 defines a derivative as a financial instrument or other contract that has all three of the following characteristics:
(1)	One or more underlying notional amounts or payment
provisions;
(2)	Requires no initial net investment or a smaller initial
net investment than would be 	required relative to
changes in market factors;
    (3)	Terms require or permit net settlement.

   Generally, derivatives include futures, forward, swaps or options contracts, and other financial instruments with similar characteristics such as caps, floors, and collars.

   The net unrealized gains (losses) on open contracts, reported as a component of ?Trading Equity? on the Statements of Financial
Condition, and their longest contract maturities were as follows:

		           Net Unrealized Gains/(Losses)
			                       on Open Contracts			           Longest Maturities
				                      Off-					                    Off-
	 	                   Exchange-	    Exchange-			   Exchange-	 Exchange-
        Date		        Traded	      Traded                   Total	     Traded	    Traded
        March 31, 2009   	     $    1,705               (28,388)	  $ (26,683)	    Jun. 2009          Apr. 2009
        December 31, 2008        $  26,936                    ?                  $  26,936	    Mar. 2009	          ?

4. Fair Value Measurements

   Management has continued to evaluate the application of SFAS No. 157 (?SFAS No. 157?), ?Fair Value Measurements" to the Trading Company, and has determined that SFAS No. 157 does not have a material impact on the financial statements. Fair value is the amount that would be recovered when an asset is sold or an amount paid to transfer a liability, in an ordinary transaction between market participants at the measurement date (exit price). Market price observability is impacted by a number of factors, including the types of investments, the characteristics specific to the investment, and the state of the market (including the existence and the transparency of transactions between market participants). Investments with readily available actively quoted prices in an ordinary market will generally have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.
       Morgan Stanley Managed Futures Kaiser I, LLC
Notes to Financial Statements (continued)

4. Fair Value Measurements (cont?d)

   SFAS No. 157 requires use of a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels: Level 1 ? unadjusted quoted market prices in active markets for identical assets and liabilities; Level 2 - inputs other than unadjusted quoted market prices that are observable for the asset or liability, either directly or indirectly (including quoted prices for similar investments, interest rates, credit risk); and Level 3 - unobservable inputs for the asset or liability (including the Trading Company?s own assumptions used in determining the fair value of investments).

     In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment?s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Trading Company?s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.

   The following tables summarize the valuation of the Trading
Company?s investments by the above SFAS No. 157 fair value hierarchy as of March 31, 2009 and December 31, 2008:


March 31, 2009





Quoted Prices in
   Active Markets for
  Identical Assets
        (Level 1)

  Significant Other
   Observable
       Inputs
     (Level 2)

  Significant
   Unobservable
     Inputs
   (Level 3)





     Total
  Assets
Net unrealized gain (loss)  on open
contracts

                      $1,705

(28,388)


n/a


$(26,683)
December 31, 2008





Quoted Prices in
   Active Markets for
  Identical Assets
        (Level 1)

  Significant Other
   Observable
       Inputs
     (Level 2)

  Significant
   Unobservable
     Inputs
   (Level 3)





     Total
  Assets

Net unrealized gain  on open contracts

                      $26,936

?

n/a


$26,936





       Morgan Stanley Managed Futures Kaiser I, LLC
Notes to Financial Statements (continued)

5. Investment Risk
   The Members? investments in the Trading Company expose the Members to various types of risks that are associated with Futures Interests trading and markets in which the Trading Company invests. The significant types of financial risks which the Trading Company is exposed to are market risk, liquidity risk, and counterparty risk.

   The rapid fluctuations in the market prices of Futures
Interests in which the Trading Company invests make the Members?
investments volatile. If Kaiser incorrectly predicts the direction of prices in the Futures Interests in which it invests, large losses may occur.

   Illiquidity in the markets in which the Trading Company invests may cause less favorable trade prices. Although Kaiser will generally purchase and sell actively traded contracts where last trade price information and quoted prices are readily available, the prices at which a sale or purchase occur may differ from the prices expected because there may be a delay between receiving a quote and executing a trade, particularly in circumstances where a market has limited trading volume and prices are often quoted for relatively limited quantities.





























       Morgan Stanley Managed Futures Kaiser I, LLC
Notes to Financial Statements (continued)

5. Investment Risk (cont?d)

   The credit risk on Futures Interests arises from the potential inability of counterparties to perform under the terms of the contracts. The Trading Company has credit risk because Newedge acts as commodity broker and the counterparty with respect to most of the Trading Company?s assets. The Trading Company?s exposure to credit risk associated with counterparty nonperformance is typically limited to the cash deposits with, or other form of collateral held by, the counterparty. The Trading Company?s assets deposited with Newedge are segregated or secured in accordance with the Commodity Exchange Act and the regulations of the Commodity Futures Trading Commission (the ?CFTC?) and are expected to be largely held in non-interest bearing bank accounts at a U.S. bank or banks, but may also be invested in any other instruments approved by the CFTC for investment of customer funds. Exchange-traded futures, exchange-traded forward, and exchange-traded futures-styled options contracts are marked to market on a daily basis, with variations in value settled on a daily basis. With respect to the Trading Company?s off-exchange-traded forward currency contracts and forward currency options contracts, there are no daily settlements of variation in value, nor is there any requirement that an amount equal to the net unrealized gains (losses) on such contracts be segregated. However, the Trading Company is required to meet margin requirements equal to the net unrealized loss on open forward currency contracts in the Trading Company accounts with the counterparty, which is accomplished by daily maintenance of the cash balance in a custody account held at Newedge. The Trading Company had assets on deposit with Newedge, acting as a commodity broker for the Trading Company?s trading of Futures Interests, totaling $36,716,282 and $42,608,223 at March 31, 2009, and
December 31, 2008, respectively. With respect to those off-exchange-traded forward currency contracts, including options on such contracts, the Trading Company is at risk to the ability of Newedge, the sole counterparty on all such contracts, to perform. The Trading Company has a netting agreement with Newedge. The agreement, which seeks to reduce both the Trading Company?s and the counterparty? exposure on off-exchange-traded forward currency contracts, including options on such contracts, should materially decrease the Trading Company?s credit risk in the event of Newedge?s bankruptcy or insolvency.









       Morgan Stanley Managed Futures Kaiser I, LLC
Notes to Financial Statements (continued)

5. Investment Risk (cont?d)

Derivative Instruments and Hedging Activities - In March 2008, the FASB issued SFAS No. 161, ?Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133? ("SFAS No. 161"). SFAS No. 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand how those instruments and activities are accounted for; how and why they are used; and their effects on a Trading Company?s financial position, financial performance, and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years beginning after November 15, 2008, and interim periods within those fiscal years.

     The Trading Company?s objective is to profit from speculative trading in Futures Interests. Therefore, the Trading Advisor for the Trading Company will take speculative positions in Futures Interests where they feel the best profit opportunities exist for their trading strategy. As such, the absolute quantity (the total of the open long and open short positions) which has been presented, as position direction is not an indicative factor in such volume disclosures. In regards to foreign currency forward trades, each notional quantity amount has been converted to an equivalent contract based upon an industry convention.

   The following table summarizes the valuation of the Trading
Company?s investments by the above SFAS No. 161 disclosure as of March 31, 2009 and reflects the information outstanding at such time.


The Effect of Trading Activities on the Statements of Financial Condition for the Three Months Ended March 31, 2009:




 Futures and Forward Contracts


             Long
        Unrealized
         Gain


L           Long
         Unrealized
       Loss


            Short
        Unrealized
          Gain


Short
Unrealized
Loss


         Net
     Unrealized
    Gain/(Loss)


Total Number
of Outstanding
Contracts

  $
$
    $
      $
    $

Tr  Commodity
               4,450
             ?
         2,000
           ?
                 6,450
                  14
K   Equity
                  ?
        (27,626)
         8,471
       (41,756)
              (60,911)
                111
K   Foreign currency
             29,617
        (31,275)
             954
       (27,684)
              (28,388)
                235
K   Interest rate
             54,627
           ?        _
             48,864
     (27,299)
               76,192
                139
K        Total
      88,694
      (58,901)
        60,289
     (96,739)
                (6,657)

K        Unrealized currency loss




              (20,026)

K        Total net unrealized loss on
     open contracts



         (26,683)







       Morgan Stanley Managed Futures Kaiser I, LLC
Notes to Financial Statements (continued)

5. Investment Risk (cont?d)

Derivative Instruments and Hedging Activities (cont?d) ?

   Based upon the Trading Advisor?s historical trading, it can generally be expected that the Trading Company will trade approximately 3,500 round turn contracts per million under management over the course of a year or approximately 875 contracts in a quarter. Such quarterly amount is based upon such contracts being evenly traded throughout the year, but may be higher or lower for any individual quarter. The Trading Advisor?s volume will vary over time based upon a multitude of factors, including but not limited to, individual market price movement, individual market volatility and individual market liquidity.

   The following table summarizes the net trading results of the Trading Company during the quarter as required by SFAS No. 161.


The Effect of Trading Activities on the Statements of Operations for the Three Months Ended March 31, 2009
 included in Total Trading Results:

Type of Instrument
$
Tr  Commodity
          144,916
K   Equity
           291,760
K   Foreign currency
         (535,590)
K   Interest rate
         (237,177)
K   Unrealized currency gain
            20,177
K        Total
   (315,914)

Line Item on the Statements of Operations for the Three Months Ended March 31, 2009:

Trading Results
$
Tr  Realized
            (262,295)
K   Net change in unrealized
              (53,619)
K      Total Trading Results
      (315,914)


   As discussed in Note 1, the Trading Company?s objective for investing in these derivatives is for speculative trading.











       Morgan Stanley Managed Futures Kaiser I, LLC
Notes to Financial Statements (concluded)

6. Subsequent Events

   On January 13, 2009, Morgan Stanley and Citigroup announced that they had agreed to combine the Global Wealth Management Group of Morgan Stanley and the Smith Barney division of Citigroup Global Markets Inc. into a new joint venture (the ?Transaction?). The joint venture will own Morgan Stanley Smith Barney LLC, a newly formed investment advisor and broker dealer that will be registered with the U.S. Securities and Exchange Commission and as a non-clearing futures commission merchant with the Commodities Futures Trading Commission. Upon the closing of the Transaction, subsidiaries of Morgan Stanley collectively will have a 51 percent ownership interest in the joint venture and Citigroup Inc. (?Citi?) will have a 49 percent ownership interest in the joint venture. The Transaction is expected to close by the end of the third quarter of 2009.

   As part of the Transaction, the Board of Directors of Demeter resolved that Demeter should be converted from a Delaware corporation to a Delaware limited liability company (the
?Conversion?). The Conversion became effective on April 30, 2009 and Demeter?s name changed to Demeter Management LLC.

   In addition, in the near future Morgan Stanley, the sole member of Demeter, intends to contribute all of the membership interests in Demeter (along with other Morgan Stanley subsidiaries being contributed to the joint venture as part of the Transaction) to Morgan Stanley Commercial Financial Services, Inc. It is anticipated that on or about the time of the consummation of the Transaction, Morgan Stanley Commercial Financial Services, Inc. will contribute to Morgan Stanley JV Holdings LLC all of its in-scope assets and liabilities (including all of the membership interests of Demeter) (collectively, the ?Contribution?). Upon the completion of both the Conversion and the Contribution, Demeter will be a Delaware limited liability company that is a wholly owned subsidiary of Morgan Stanley Smith Barney Holdings LLC, which in turn will be owned 51 percent by Morgan Stanley and 49 percent by Citi.

   At all times Demeter shall remain the trading manager of the Trading Company and at no time will it cease to exist. In addition, neither the Conversion nor the Contribution will materially impact the daily trading activities of the Trading Company?s respective commodity Trading Advisors. The Board of Directors of Demeter believes that the Conversion and the Contribution shall not have a material impact on the Trading Company?s Members.



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